EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and management’s assessment on the effectiveness of internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Form S-3 (File Nos. 33-75246 (as amended), 333-30661 and 333-18301) and Forms S-8 (File Nos. 33-64876, 33-80339, 333-67348, 333-91734, 333-111831, and 333-120756).
Southfield, Michigan
March 14, 2008